Exhibit 99.1

THOMAS PROPERTIES REFINANCES TWO BUILDINGS IN HOUSTON, TEXAS

Company Closes on New $95 Million First Mortgage

October 15, 2010 - Thomas Properties Group, Inc. (NASDAQ: TPGI), a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis, announced today that the Company, through its joint venture with the California State Teachers' Retirement System (TPG/CalSTRS), closed on a new $95 million first mortgage on two buildings in Houston, Texas that TPG/CalSTRS has owned since 2006.

The new first mortgage is on CityWestPlace Buildings III and IV, part of a distinctive four-building office campus totaling almost 1.5 million square feet located in the Westchase market. The new loan, representing approximately 50% loan to value, was provided by The Northwestern Mutual Life Insurance Company. The loan will mature in 2020 and bears interest at a fixed rate of 5.03%. It replaces a short term floating rate $92.4 million loan which was scheduled to mature in July 2011. With the completion of this refinancing Thomas Properties has no remaining debt maturities through the end of 2011. Thomas Properties has increased occupancy in CityWestPlace to 99% from 78% when originally purchased four years ago. The Company expects to benefit from increasing rental rates as leases come up for renewal in the next several years that are currently below market rent.

About Thomas Properties Group, Inc.

Thomas Properties Group, Inc., with headquarters in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, property development and redevelopment, and property and investment management activities. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward Looking Statements

Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI's expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services including interest rates, the availability of credit and equity investors to finance commercial real estate transactions, their ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of their tenants, risks associated with the success of their development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause results to differ from management's expectations, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations" in TPGI's Form 10-K for the year ended December 31, 2009 and in TPGI's quarterly reports on Form 10-Q for 2010, which are filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.